UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2006

GOLF GALAXY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-51460	41-1831724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7275 Flying Cloud Drive
Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 941-8848

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2006, Golf Galaxy, Inc. (the “Company”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company; GolfWorks Acquisition Corp., a wholly-owned subsidiary of the Company (“Sub”); Ralph Maltby Enterprises, Inc. a/k/a The GolfWorks (“The GolfWorks”); and Ralph D. Maltby, Donna D. Maltby and Mark R. McCormick (each of the foregoing individuals being referred to individually as a “Shareholder” and referred to collectively as the “Shareholders”). The Merger Agreement contemplates that The GolfWorks will be merged with and into Sub, with the Sub surviving as a direct wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company will acquire The GolfWorks for a combination of cash and stock. The purchase price, subject to specified closing adjustments, consists of a combination of approximately $4.0 million in cash; shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) valued at approximately $4.5 million; and warrants to purchase 150,000 shares of the Company’s Common Stock valued at approximately $1.5 million. In addition, the Company will assume approximately $5.0 million in debt from The GolfWorks.

The GolfWorks has made customary representations and warranties and covenants in the Merger Agreement, including among other things, not to solicit acquisition proposals or furnish information or enter into discussions or negotiations with third parties regarding acquisition proposals. Consummation of the Merger is subject to various customary conditions and the Merger is expected to close in March 2006.

Mark R. McCormick, the Chief Executive Officer of The GolfWorks, is the brother of Michael W. McCormick, the Company’s Chief Marketing Officer. The Company currently purchases certain inventory from The GolfWorks. During the Company’s fiscal 2005, 2004 and 2003, it purchased inventory from The GolfWorks totaling $727,573, $593,557 and $381,584, respectively.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 are incorporated in this Item 3.02 by reference.

In connection with the Merger, the Company will issue shares of Common Stock valued at approximately $4.5 million and warrants to purchase an aggregate of up to 150,000 shares of Common Stock (the “Warrants”) valued at approximately $1.5 million to the Shareholders.  The amount of shares of Common Stock will be determined by dividing $4.5 million by the average closing price of the Company’s Common Stock on the Nasdaq Stock Market for the thirty (30) calendar day period preceding the date of the Merger Agreement or announcement of the Merger, whichever occurs first (the “Average Closing Price”). The Warrants will have an exercise price equal to the Average Closing Price. The Warrants have a ten-year term from the date of issuance. The number of shares issuable upon exercise and the per share exercise price of the Warrants is subject to adjustment upon the occurrence of certain specified events including, but not limited to, stock splits and mergers or reorganizations.

The shares of Common Stock and Warrants will be issued to the Shareholders in reliance upon the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof and Regulation D thereunder. The Company will rely upon representations, warranties, certifications and agreements of the Shareholders, including their agreement with respect to restrictions on resale, in support of the satisfaction of the conditions contained in Section 4(2) and Regulation D under the Act.

These shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or an applicable exemption from registration requirements.  The Company may be required to register these shares under the Act pursuant to the terms of the Merger Agreement and the registration rights agreement contemplated thereby.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit
2.1

Agreement and Plan of Reorganization, dated as of February 15, 2006, by and among Golf Galaxy, Inc.; GolfWorks Acquisition Corp.; Ralph Maltby Enterprises, Inc. a/k/a The GolfWorks; and Ralph D. Maltby, Donna D. Maltby and Mark R. McCormick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF GALAXY, INC.
(Registrant)

Date February 21, 2006	/s/ Gregory B. Maanum
Gregory B. Maanum
Chief Operating Officer